STATEMENT OF SUBSIDIARIES

                                       OF

                               LIBERTY MINT, LTD.



Liberty Mint, Ltd. has two (2) Subsidiaries.  They are:

(1) Liberty Mint Marketing, Inc., a Utah Corporation, which does business under the name "Liberty Mint Marketing, Inc."; and

(2) Great Western Mint, Inc., a Utah Corporation, which does business under the name "Great Western Mint, Inc."

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